KYMERA THERAPEUTICS, INC.

AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Kymera Therapeutics, Inc. (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiary (“Outside Directors”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board of Directors.

Additional Annual Retainer for Chairperson of the Board:	$30,000

Additional Annual Retainer for Lead Independent Director of the Board:	$20,000

Additional Annual Retainers for Committee Membership:

Audit Committee Chair:	$20,000

Audit Committee member:	$10,000

Compensation Committee Chair:	$15,000

Compensation Committee member:	$7,500

Nominating and Corporate Governance Committee Chair:	$10,000

Nominating and Corporate Governance Committee member:	$5,000

Chair and committee member retainers are in addition to retainers for members of the Board of Directors. No additional compensation will be paid for attending individual committee meetings of the Board of Directors.

Equity Retainers

Initial Award: An initial, one-time stock option award (the “Initial Award”) to purchase 28,000 shares will be granted to each new Outside Director upon his or her election to the Board of Directors, which shall vest in 36 equal monthly installments over three years from the date of grant, provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director of the Company. The Initial Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2020 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant.

Annual Award: On each date of each Annual Meeting of Stockholders of the Company (the “Annual Meeting”), each continuing Outside Director, other than a director who has received an Initial Award in the same calendar year of the Annual Meeting for a particular year, will receive an annual stock option award (the “Annual Award”) to purchase 16,000 shares, which shall vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. Such Annual Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2020 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant.

Value: For purposes of this Policy, “Value” means with respect to (i) any stock option award, the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718; and (ii) any award of restricted stock or restricted stock units the product of (A) the average closing market price on Nasdaq Global Market (or such other market on which the Company’s common stock is then principally listed) of one share of the Company’s common stock over the trailing 30-day period ending on the last day of the month immediately prior to the month of the grant date, and (B) the aggregate number of shares of common stock underlying such award.

Sale Event Acceleration: All outstanding Initial Awards and Annual Awards held by an Outside Director shall become fully vested and exercisable upon a Sale Event (as defined in the Company’s 2020 Stock Option and Incentive Plan).

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board of Directors or any committee thereof.

Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Outside Director in a calendar year for services as an Outside Director period shall not exceed $750,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable Outside Director is initially elected or appointed to the Board of Directors; (or such other limits as may be set forth in Section 3(b) of the Company’s 2020 Stock Option and Incentive Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with FASB ASC Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Adopted August 11, 2020, subject to the effectiveness of the Company’s Registration Statement on Form S-1.

Amended and Restated on January 17, 2022.

Amended and Restated on March 27, 2024.

Amended and Restated on June 25, 2025